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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 6  )*

ABIOMED, INC.
_______________
				  (Name of Issuer)

	Common Stock, $.01 Par Value
_______________________________
	 (Title of Class of Securities)

003654-10-0
___________________
					(CUSIP Number)


Check the box if a fee shall be filled out with this statement.*(A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.	003654-10-0		13G	Page	2 of 5 Pages
			__________			_______________
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

1

NAME OF REPORTING PERSON
S.S. OR I.R.S IDENTIFICATION NUMBER

DAVID M. LEDERMAN
###-##-####

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP

(A)

(B)
NOT APPLICABLE

3

SEC USE ONLY


4

CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

5
NUMBER
OF
SHARES
BENEFICI
ALLY
OWNED
BY EACH
REPORTI
NG
PERSON
WITH
SOLE VOTING POWER

1,467,800

6

SHARED VOTING POWER

23,000

7

SOLE DISPOSITIVE POWER

1,467,800

8

SHARED DISPOSITIVE POWER

23,000

9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON

1,490,800

10

CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9)  EXCLUDES
CERTAIN SHARES*


11

PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9

21.5%

12

TYPE OF REPORTING PERSON*

IN


*SEE INSTRUCTIONS BEFORE FILLING OUT!



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Item 1(a)
Name of Issuer:	ABIOMED, Inc.

Item 1(b)
Address of Issuer's Principal Executive Offices:
33 Cherry Hill Drive, Danvers, Massachusetts 01923

Item 2(a)
Name of Person Filing:	David M. Lederman

Item 2(b)
Address of Principal Business Office or, if none, Residence:
33 Cherry Hill Drive, Danvers, Massachusetts 01923

Item 2(c)
Citizenship: USA

Item 2(d)
Title of Class of Securities: Common Stock, $.01 par value

Item 2(e)
CUSIP Number: 003654-10-0

Item 3
Not Applicable

Item 4
Ownership:

	(a)	Amount Beneficially Owned: 1,490,800 shares,
including (I) 1,428,000 shares of Class A Common Stock which are convertible into the same number of shares of Common Stock and (ii) 23,000 shares of Common Stock held by a charitable trust, of which Dr. Lederman is a trustee, and as to which Dr. Lederman disclaims beneficial ownership. Excludes 34,400 shares of Common Stock held by Dr. Lederman's wife as to which Dr. Lederman disclaims beneficial ownership.

	(b)	Percent of Class: 21.5%

	(c)	Number of Shares as to which such person has:






Page 3 of 5 Pages


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(i)	sole power to vote or to direct the vote :
1,467,800 shares

(ii)	shared power to vote or to direct the vote:
23,000

(iii)	sole power to dispose or to direct the disposition of:
1,467,800 shares

(iv)	shared power to dispose or to direct the disposition of:
23,000

Item 5
Ownership of Five Percent or Less of Class:
Not Applicable

Item 6
Ownership of More than Five Percent on Behalf of Another
Person:	Not Applicable

Item 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company:	Not Applicable

Item 8
Identification and Classification of Members of the Group:
	Not Applicable

Item 9
Notice of Dissolution of Group:	Not Applicable

Item 10
Certification:	Not Applicable

















Page 4 of 5 Pages


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SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 1996
_____________________________________
(Date)

/s/ David M. Lederman
_____________________________________
Signature


David M. Lederman
_____________________________________
(Name)






























Page 5 of 5 Pages